6
269390v6

              AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is made and entered into effective the 9th day of May, 2000, by and among Northstar Computer Forms, Inc. ("Northstar"), Ennis Business Forms, Inc. ("Ennis") and Polaris Acquisition Corp. ("Buyer Subsidiary').

                                 RECITALS:

      WHEREAS, Northstar, Ennis and Buyer Subsidiary are parties to that certain Agreement and Plan of Merger dated as of February 21, 2000 (the "Merger Agreement"); and

      WHEREAS, Section 1.8 and other related provisions of the Merger Agreement specify the applicable procedures for payment and disbursement (the "Payment/Disbursement Procedures") of the Merger Consideration, the consideration to be paid to the holders of the Stock Options, and the Bonus Fund; and

      WHEREAS, the parties now desire to make certain amendments to the Payment/Disbursement Procedures as set forth herein; and

      WHEREAS, unless otherwise expressly stated herein, all capitalized words will have the meanings assigned to them in the Merger Agreement.

                                COVENANTS:

      NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:


1. Section 1.6(d) of the Merger Agreement is hereby amended to read in its entirety as follows:

          (d) Immediately prior to the Effective Time, each Stock Option, except for options to purchase an aggregate of 41,000 shares (the "Overstreet Options") of Northstar Common Stock held by Kenneth Overstreet (which shall be converted into options to purchase common stock of Buyer), shall be exercised pursuant to the Stock Option Exercise and Sale Agreements (as defined in Section 5.5) and the Shares underlying each such Stock Option shall be immediately resold to Northstar in a manner which would cause the disposition of those Stock Options which qualify as incentive stock options to be treated as a disqualifying disposition pursuant to Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the payment for such Stock Options shall be made as described in Section 5.5.

2. Section 1.8(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

          (a) At or before the Effective Time, Buyer or Buyer Subsidiary shall deposit in immediately available funds with Norwest Bank Minnesota, N.A., Minneapolis, Minnesota ("Norwest"), or any other disbursing agent that is selected by Buyer and reasonably satisfactory to Northstar (the "Disbursing Agent"), an amount equal to the sum of the following: (i) the product of the number of Shares of Northstar Stock issued and outstanding immediately prior to the Effective Time (other than Shares held of record, if any, by Buyer or Buyer Subsidiary), prorated for fractional shares, times the Merger Consideration; and (ii) for each incentive Stock Option (meaning a stock option meeting the requirements of Section 422 of the Code, hereinafter "Incentive Stock Option") (other than the Overstreet Options), the product of the number of Shares of Northstar Stock subject to such Incentive Stock Option immediately prior to the Effective Time times the per share Merger Consideration (the "Gross Incentive Stock Option Consideration") (the aggregate of such amounts being hereafter referred to as the "Fund"). Out of the Fund, the Disbursing Agent shall, pursuant to irrevocable instructions from the holders of Northstar Stock with respect to payment referred to in Section 1.6(a), pursuant to irrevocable instructions from the holders of Incentive Stock Options with respect to payment referred to in Section 1.6(d), and pursuant to irrevocable instructions from the Surviving Corporation with respect to payments referred to in Section 1.7, make the payments referred to in Sections 1.6(a), 1.6(d), and 1.7 hereof, subject to the requirements of paragraphs (b), (d) and (e) of this Section 1.8. The Disbursing Agent may invest portions of the Fund as the
          Surviving Corporation directs, provided that substantially all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $100,000,000 (collectively, "Permitted Investments"), or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. Any amount remaining in the Fund one (1) year to the day after the Effective Time may be refunded to the Surviving Corporation at its option; provided, however, that the Surviving Corporation shall be liable for any cash payments required to be made thereafter pursuant to Sections 1.6(a) and 1.7 hereof, this paragraph (a) of this Section 1.8 and paragraph (e) of this
          Section 1.8.

3. Section 1.8(c) of the Merger Agreement is hereby amended to read in its entirety as follows:

          (c) The Disbursing Agent, after the Effective Time and as soon as practicable following receipt of irrevocable instructions from the holders of Incentive Stock Options (other than the Overstreet Options), pursuant to the Stock Option Exercise and Sale Agreements (as defined in Section 5.5), shall pay, in immediately available funds to R. J. Steichen & Company, or any other third party independent brokerage that is selected by Northstar and reasonably satisfactory to Buyer (the "Third Party Independent Brokerage") the Gross Incentive Stock Option Consideration. Immediately following such payment to the Third Party Independent Brokerage, the Third Party Independent Brokerage shall pay, by check or draft to the holders of said Incentive Stock Options, an amount determined by multiplying the number of Shares of Northstar Stock subject to such Incentive Stock Option immediately prior to the Effective Time times the difference between the Merger Consideration and the Incentive Stock Option exercise price (the "Net Incentive Stock Option Consideration") of such Incentive Stock Option immediately prior to the Effective Time (the "Incentive Stock Option Exercise Price"). Contemporaneously with the exercise of said Incentive Stock Options, the Third Party Independent Brokerage shall pay, in immediately available funds to Northstar, an amount determined by aggregating the Incentive Stock Option Exercise Price of such Incentive Stock Options.

4. Section 1.8(f) is hereby added to the Merger Agreement and shall read in its entirety as follows:

          (f) At or before the Effective Time, Northstar shall make available in immediately available funds, an amount equal to the sum of the following (i) for each nonqualified Stock Option (meaning a stock option not meeting the requirements of Section 422 of the Code, hereinafter "Nonqualified Stock Option"), the product of the number of shares of Northstar Stock subject to such Nonqualified Stock Option immediately prior to the Effective Time times the difference between the Merger Consideration and the per share exercise price of such Nonqualified Stock Option immediately prior to the Effective Time (the "Nonqualified Stock Option Exercise Price") (the aggregate of such amounts being hereafter referred to as the "Nonqualified Fund") and (ii) 33.33% of the Bonus Fund contemplated by Section 5.9 hereof. Out of the Nonqualified Fund and the Bonus Fund, Northstar shall, pursuant to irrevocable instructions from the holders of the Nonqualified Stock Options with respect to payment referred to in Section 1.6(d) and pursuant to the provisions of Section 5.9, make the payments referred to in Sections 1.6(d) and 5.9 hereof, subject to the applicable payroll taxes.

5. Section 2.2(c) of the Merger Agreement is hereby amended to read in its entirety as follows:

          (c) Subject to the right of the Surviving Corporation to receive a refund of amounts remaining in the Fund one year after the Closing Date as provided in Section 1.8 hereof, Buyer or Buyer Subsidiary shall irrevocably deposit with the Disbursing Agent the amount designated as the Fund as described in Section 1.8(a).


6. Section 5.5 of the Merger Agreement is hereby amended to read in its entirety as follows:

                5.5 Stock Options. Northstar shall obtain from all holders of Stock Options (except the Overstreet Options) duly executed Stock Option Exercise and Sale Agreements which will provide that the holders thereof will exercise their Stock Options immediately prior to the Effective Time of the Merger and sell the Shares thereunder in accordance with Section 1.8, and such shares of Northstar Stock underlying such Stock Options shall be deemed cancelled upon the consummation thereof (the "Stock Option Exercise and Sale Agreements"). The Stock Option Exercise and Sale Agreements shall be in a form reasonably satisfactory to Northstar and Buyer. Payment for each Stock Option other than the Overstreet Options shall be made in cash and be equal to the product of the number of Shares subject to such Stock Option immediately prior to the Effective Time times the difference between the Merger Consideration and the Incentive or Nonqualified Stock Option Exercise Price (as the case may be) immediately prior to the Effective Time (the "Net Stock Option Consideration"). In no event shall any holder of an Incentive Stock Option or Nonqualified Stock Option exercised pursuant to a Stock Option Exercise and Sale Agreement be entitled to receive any consideration for said Stock Option or the Shares thereunder, other than the Net Stock Option Consideration.

7. Section 5.9 of the Merger Agreement is hereby amended to read in its entirety as follows:

               5.9 Bonus Fund. Northstar shall (a) establish a transaction completion bonus fund equal to one percent (1%) of the sum of the aggregated Merger Consideration and the aggregated Net Stock Option Consideration (but aggregating not more than $450,000, the "Bonus Fund"), and (b) as provided in Section 1.8(f), pay to Northstar's four executive officers other than Roger Bredesen (the "Executive Officers"), at Closing an aggregate of 33.33% of the Bonus Fund, and the Surviving Corporation shall (c) pay to the Executive Officers (on a proportionate basis as described below) 33.33% of the Bonus Fund on the first anniversary of the Closing Date and the remaining 33.33% of the Bonus Fund on the second anniversary of the Closing Date, provided in each case that such Executive Officer either
          (i) is still employed with the Surviving Corporation or its successor on such dates, or (ii) is not employed on such dates as a result of death, total disability, retirement, termination without cause or a change of control, all as provided in said executives' employment agreements with Buyer. Each Executive Officer's proportionate share of the Bonus Fund payable at the Closing and on the anniversary dates of the Closing is calculated as the percentage by which each person's 1999 base salary bears to the collective 1999 base salaries of such executives. This
          Section 5.9 and the obligations of Buyer hereunder shall survive the closing of the transactions contemplated hereby, are intended to benefit Executive Officers (each of whom shall be entitled to enforce this Section against Buyer) and shall be binding on all successors and assigns of Buyer.


8. The Merger Agreement is hereby deemed further amended to the extent necessary (if at all) to effectuate the foregoing amendments, and in the event that there is a conflict or inconsistency between this Amendment and the Merger Agreement, this Amendment shall control.

9. Except as specifically amended hereby, the Merger Agreement remains in full force and effect.

10. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                              Northstar Computer Forms, Inc.,
                              a Minnesota corporation


                              By /s/Roger T. Bredesen
                                -----------------------------
                              Its Chairman
                                 ----------------------------

                              Ennis Business Forms, Inc.,
                              a Texas corporation


                              By /s/Keith S. Walters
                                -----------------------------
                              Its Chairman, CEO & President
                                 ----------------------------


                              Polaris Acquisition Corp.,
                              a Minnesota corporation


                              By /s/Keith S. Walters
                                -----------------------------
                              Its Chairman, CEO & President
                                 ----------------------------